Exhibit 99.2

Wisconsin Power and Light Company An Alliant Energy Company

Corporate Headquarters
4902 North Biltmore Lane Suite 1000 Madison, WI 53718-2148

News Release

FOR IMMEDIATE RELEASE	Media Contact: Scott Reigstad (608) 458-3145
Investor Relations: Susan Gille (608) 458-3956

Wisconsin Power and Light Company Announces Pricing of Debt Offering

Debentures will be due in 2020

Madison, Wisconsin – June 10, 2010 – Wisconsin Power and Light Company (WPL), a subsidiary of Alliant Energy Corporation (NYSE: LNT), has priced a public offering of $150,000,000 aggregate principal amount of debentures. The debentures have an interest rate of 4.60% and will be due on June 15, 2020.

WPL intends to apply the approximately $148.5 million in net proceeds from this offering initially to repay short-term debt, including that incurred to finance equipment purchases and construction expenditures on an interim basis, and invest in short-term assets and thereafter to fund capital expenditures principally consisting of wind farm and pollution control equipment, and for general working capital purposes.

The offering was marketed through a group of underwriters, including RBS Securities Inc., UBS Securities LLC, Barclays Capital Inc., J.P. Morgan Securities Inc. and KeyBanc Capital Markets Inc. as joint book-running managers.

The offering is being made only by means of a prospectus supplement and accompanying prospectus, which are part of a shelf registration statement WPL filed with the Securities and Exchange Commission, copies of which may be obtained from RBS Securities Inc. by calling 1-866-884-2071 or from UBS Securities LLC by calling 1-877-827-6444 (ext. 561-3884). An electronic copy of the prospectus will be available from the Securities and Exchange Commission’s website at www.sec.gov.

This press release does not constitute an offer to sell or the solicitation of an offer to buy these securities, nor will there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Wisconsin Power and Light is a public utility engaged principally in the generation and distribution of electric energy and the distribution and transportation of natural gas in selective markets in southern and central Wisconsin, serving approximately 454,000 electric and 178,000 natural gas customers.